Exhibit 99.1

Bank of the James Announces Second Quarter, First Half 2022

Financial Results and Declaration of Dividend

Record Earnings, Organic Loan Growth, Strong Asset Quality

LYNCHBURG, VA, July 22, 2022 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three month and six month periods ended June 30, 2022.  The Bank serves Region 2000 (the greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, Roanoke, and Wytheville, Virginia markets.

Net income for the three months ended June 30, 2022 was $2.29 million or $0.48 per basic and diluted share compared with $2.01 million or $0.42 per basic and diluted share for the three months ended June 30, 2021. Net income for the six months ended June 30, 2022 was $4.43 million or $0.93 per basic and diluted share compared with $3.85 million or $0.81 per basic and diluted share for the six months ended June 30, 2021.

Robert R. Chapman III, CEO, commented: “The Company’s record second quarter earnings and strong financial performance in the first half reflected balanced income contributions from our wide range of commercial, retail and wealth management services. The Company efficiently transitioned from the economic and pandemic-influenced climate of the past two years towards a more normalized environment, albeit one with new challenges and uncertainties, particularly inflation and a rapidly rising interest rate  environment.

“Commercial real estate lending (CRE), which was strong throughout the pandemic, continued to grow. We had a record quarter for new loans in owner-occupied and non-owner-occupied CRE that reflected confidence in and the attractiveness of our markets. Commercial and industrial lending activity began a slow return towards more normal levels following the pandemic as business activity accelerated. The second quarter of 2022 reflected 6% net interest income growth from a year earlier.

“The electronic and web-based treasury services we offer to help businesses efficiently manage their finances continue to grow in use and popularity.  Our reputation for service, expertise, and pricing led to these fee-based services enhancing noninterest income for the Company and allowed us to grow full-service relationships and attract new commercial banking customers.  We continue to attract commercial and retail deposit business, which provides a foundation for lending.

“Our residential mortgage origination business, which has been exceptionally brisk in the past several years, continued at a strong pace, although rising interest rates have, as expected, impacted demand. Our established reputation for fast and efficient loan processing and outstanding service continues to position Bank of the James as a preferred mortgage provider, helping to ensure that we maintain a strong market share of origination business.

“The acquisition of Pettyjohn, Wood & White (PWW) in December has much enhanced the Company’s investment and wealth management capabilities and provided a new source of income. In its first six months with Bank of the James Financial Group, Inc., PWW contributed $2.0 million in revenue and $668,000 in net income, or $0.14 per share.

“As we enter the second half of 2022, we hope to stay ahead of the curve in providing the financial solutions customers need and the growth in value which shareholders expect.”

Highlights

•

Net income in the second quarter and first half of 2022 was highlighted by continuing revenue contributions from gains on the sale of originated residential mortgages and mortgage loan processing fees, a $600,000 recovery of loan losses in the first half, and strong income contribution from PWW.

•

Total interest income in the second quarter of 2022 increased 5% to $7.6 million from $7.2 million a  year earlier, primarily reflecting increases in interest rates, commercial real estate loan growth and a gradual return to more normalized commercial and industrial lending following the pandemic and conclusion of  Paycheck Protection Program (PPP) loan activity.

•

Net interest income after recovery of loan losses was $7.4 million in the second quarter of 2022 compared with $6.7 million in the second quarter of 2021. The increase was primarily due to increased interest income, the positive impact of a $300,000 recovery of loan losses in the quarter, and reduced interest expense. First half 2022 net interest income increased slightly from a year earlier.

•

Total noninterest income in the second quarter was relatively flat but increased in the first half of 2022 when compared with the first half of 2021. Noninterest income from gains on sale of mortgage loans remained strong in the 2022 periods, but were lower than a year earlier, reflecting slower residential mortgage origination activity as interest rates rose.  For the year to date, noninterest income increased primarily due to the revenue of PWW but was partially offset by a decrease in the gain on loans held for sale.

•

Loans, net of the allowance for loan losses, increased to $607.32 million at June 30, 2022 compared with $576.47 million at December 31, 2021, primarily reflecting steady commercial loan growth throughout the first half of 2022. The Company had $4.5 million of loans held for sale, primarily originated residential mortgages, at June 30, 2022 that will be placed with the secondary market in subsequent quarters.

•	The Company experienced approximately $18 million in loan portfolio growth in the second quarter of 2022.
•	Asset quality remained exceptionally strong, reflected in a ratio of nonperforming loans to total loans of 0.14% at June 30, 2022 compared with 0.16% at December 31, 2021.
•

Total deposits were $875.35 million at June 30, 2022, down marginally from December 31, 2021, but reflecting continued strength of lower-cost core deposits (noninterest-bearing demand, NOW, savings and money market accounts), which were 85% of total deposits.

•	On July 19, 2022 the Company’s board of directors approved a quarterly $0.07 per share dividend payable to stockholders of record on September 2, 2022, to be paid on September 16, 2022.
•

On July 19, 2022, the Company’s board of directors approved a stock repurchase plan to purchase up to $500,000 of the Company’s common stock through July 18, 2023 in open market transactions or privately negotiated transactions, in accordance with Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

Second Quarter, First Half 2022 Operational Review

Net interest income after recovery of loan losses for the quarter ended June 30, 2022 was $7.4 million compared with $6.7 million a year earlier, primarily reflecting higher interest income, reduced interest expense, and a $300,000 recovery of loan losses,  as indicated by the Bank’s allowance for loan losses methodology.

For the six months ended June 30, 2022, net interest income after recovery of loan losses was $14.1 million compared with $13.5 million a year earlier, reflecting increased interest rates, an increase in interest income from the Bank’s securities portfolio, a decrease in interest expense, and a $600,000 recovery of loan losses, as indicated by the Bank’s allowance for loan losses methodology.

Total interest income increased to $7.6 million in the second quarter of 2022 compared with $7.2 million a year earlier, and up from $6.92 million in the first quarter of 2022. Year-over-year quarterly comparisons reflected lower accreted fees from PPP loan processing, accelerating organic loan growth and interest rate increases. Management anticipates higher rates will continue to have a positive impact on both earning assets and loan yields in the coming quarters. The return on interest earning assets during the second quarter of 2022 was 3.19% as compared to 3.39% in the second quarter of 2021. Total interest income in the first half of 2022 was $14.5 million compared with $14.6 million in the first half of 2021.

Total interest expense in the second quarter of 2022 was $474,000 compared with $524,000 a year earlier, primarily reflecting ongoing reductions in the cost of time deposits and high levels of lower-cost core deposits (noninterest-bearing demand, NOW, savings and money market accounts), partially offset by interest expense on a loan used to finance the acquisition of PWW. During the quarter, the Company maintained low rates on deposits despite the rising rate environment and also negotiated a lower rate paid on the acquisition loan. In the first half of 2022, total interest expense was $1.0 million compared with $1.1 million in the first half of 2021.

During the first half of 2022, the Company diligently monitored and managed funds held as investments, anticipating and responding to a changing rate environment. Actions included shifting a significant amount of investment funds from Fed Funds into its fixed income portfolio, including $30 million in agency mortgage-backed securities, as yields became more attractive. The net interest margin was 2.99% and the interest spread was 2.93% in the second quarter of 2022 and 2.92% and 2.87%, respectively, in the first half of 2022.

Noninterest income in the second quarters of both 2022 and 2021 was $3.0 million, reflecting mortgage processing fees, strong but lower gains from the sale of residential mortgages to the secondary market, income from the Bank’s line of treasury management services for commercial customers, and fee income from PWW. Noninterest income in the first half of 2022 was $6.7 million compared with $5.5 million a year earlier.

Noninterest expense in the second quarter of 2022 was $7.6 million compared with $7.2 million in the second quarter of 2021. In the first half of 2022, noninterest expense was $15.2 million compared with $14.1 million a year earlier. Both periods of 2022 reflected increased salaries and employee benefits primarily related to the addition of PWW.

For the three months ended June 30, 2022, return on average equity (ROAE) was 12.68% and return on average assets (ROAA) was 0.89%, essentially stable compared with a year earlier. For the six months ended June 30, 2022, ROAE was 12.48% and ROAA was 0.89%, also relatively unchanged from a year earlier.

Balance Sheet Reflects Organic Loan Growth, Strong Asset Quality

Total assets were $961.34 million at June 30, 2022 compared with $987.63 million at December 31, 2021, with the decline primarily reflecting a trimming of cash and cash equivalents during the first half and the final payoffs of PPP loans, partially offset by increased securities available for sale, organic (non-PPP) loan growth and increases in the deferred tax asset and loans held for sale.

Loans, net of allowance for loan losses, increased to $607.32 million at June 30, 2022 from $576.47 million at December 31, 2021. The growth in loans receivable primarily reflected new CRE loans. Commercial real estate loans (owner occupied and non-owner occupied and excluding construction loans) were approximately $331.00 million at June 30, 2022,  an increase from $307.95 million at December 31, 2021 and significantly up from $295.80 million at June 30, 2021.

Michael A. Syrek, President of the Bank, commented: “The second quarter of 2022 was one of our strongest quarters ever for lending, with particularly strong activity in commercial real estate and consumer lending. The Bank increased its loan portfolio by approximately $18 million during the quarter, driven by high quality new loans.  We achieved this growth despite receiving a  payoff of $12 million in commercial credits.

“While customers are dealing with the same challenges as the rest of the country – inflation, fuel prices, supply chain difficulties - the general economic health of our served markets is sound. We have solid loan pipelines, continued growth in the use of commercial treasury services, excellent customer credit quality and strong relationships with customers.”

Commercial loans (primarily C&I loans) were $102.88 million at June 30, 2022 compared with $105.07 million at December 31, 2021. The commercial loan portfolio at quarter-end was approximately $33 million lower than a year earlier, primarily reflecting the completed paydowns and forgiveness of PPP loans. Management noted that businesses’ significant cash reserves and conservative operations driven by inflation concerns, supply chain issues and a tight labor market continue to have a drag on normal levels of commercial and industrial lending.

Commercial construction loans at June 30, 2022 of $23.1 million declined slightly from prior quarters as previous projects were completed. Residential construction lending has steadily increased, reflecting continuing demand for new housing in several of the Company’s markets. Secured consumer lending increased significantly at June 30, 2022 compared with June 30, 2021.

Improved qualitative factors due to the economy and delinquency trends (as reflected in the non-performing loan ratio improvement) resulted in recovery of $600,000 from the allowance for loan losses in the first half of 2022. Asset quality has been consistently strong and stable, with a ratio of nonperforming loans to total loans of 0.14% at June 30, 2022. The allowance for loan losses to total loans was 1.08% at June 30, 2022 as compared to 1.19% at December 31, 2021. Total nonperforming loans of $855,000 were down 10% from December 31, 2021. Management believes the current levels of the allowance for loan losses is a reasonable estimate of the probable  losses inherent in the Company’s loan portfolio.

Total deposits at June 30, 2022 were $875.35 million, compared with $887.06 million at December 31, 2021. Total deposits continued to reflect good demand deposit activity and continued trimming of time deposits.

At June 30, 2022, the Company reported total retained earnings of $27.2 million compared with $23.4 million at December 31, 2021.  Total stockholders’ equity decreased by $16.1 million to $53.3 million as of June 30, 2022 from $69.4 million at December 31, 2021.  This corresponds to a decrease of $3.40 per share in book value to $11.25 at June 30, 2022 from $14.05 at December 31, 2021.  These decreases directly resulted from the impact that increased interest rates had on the market value of the Company’s available-for-sale securities portfolio.  As of June 30, 2022, the Bank had a net unrealized loss of $21.26 million on the market value of its available-for-sale securities portfolio.  This loss was responsible for a $4.49 per share decrease in tangible book value.  This decrease in book value per share was partially offset by the Company’s earnings during the first six months of 2022.  These mark-to-market losses should accrete back to capital over time.  The duration of our overall securities portfolio is 6.5 years.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary.  The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.  Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, the effect of the COVID-19 pandemic, and changes in the value of real estate securing loans made by the Bank.  Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

CONSOLIDATED FINANCIAL INFORMATION FOLLOWS

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	6/30/2022	12/31/2021

Cash and due from banks	$34,249	$29,337
Federal funds sold	40,605	153,816
Total cash and cash equivalents	74,854	183,153

Securities held-to-maturity (fair value of $3,361 in 2022 and $4,006 in 2021)	3,647	3,655
Securities available-for-sale, at fair value	201,429	161,267
Restricted stock, at cost	1,387	1,324
Loans, net of allowance for loan losses of $6,616 in 2022 and $6,915 in 2021	607,322	576,469
Loans held for sale	4,460	1,628
Premises and equipment, net	18,152	18,190
Software, net	-	161
Interest receivable	2,315	2,064
Cash value - bank owned life insurance	19,010	18,785
Customer relationship Intangible	8,126	8,406
Goodwill	3,819	3,001
Other real estate owned	761	761
Income taxes receivable	-	77
Deferred tax asset	5,883	1,371
Other assets	8,412	7,322
Total assets	$959,577	$987,634

Liabilities and Stockholders' Equity

Deposits
Noninterest bearing demand	$148,292	$162,286
NOW, money market and savings	591,615	582,000
Time	135,439	142,770
Total deposits	875,346	887,056

Capital notes, net	10,035	10,031
Other borrowings	10,721	10,985
Income taxes payable	133	-
Interest payable	37	46
Other liabilities	9,987	10,087
Total liabilities	$906,259	$918,205

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding
4,740,657 as of June 30, 2022 and December 31, 2021	10,145	10,145
Additional paid-in-capital	37,230	37,230

Accumulated other comprehensive (loss)	(21,264)	(1,386)
Retained earnings	27,207	23,440
Total stockholders' equity	$53,318	$69,429

Total liabilities and stockholders' equity	$959,577	$987,634

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

Interest Income	2022	2021	2022	2021
Loans	$6,174	$6,624	$12,079	$13,484
Securities
US Government and agency obligations	322	219	580	410
Mortgage backed securities	452	84	759	161
Municipals	289	203	578	356
Dividends	27	29	31	35
Corporates	143	50	251	100
Interest bearing deposits	27	5	34	19
Federal Funds sold	164	20	201	34
Total interest income	7,598	7,234	14,513	14,599

Interest Expense
Deposits
NOW, money market savings	115	138	241	273
Time Deposits	146	278	324	651
Finance leases	24	27	49	54
Other borrowings	108	-	222	-
Capital notes	81	81	163	163
Total interest expense	474	524	999	1,141

Net interest income	7,124	6,710	13,514	13,458

Recovery of loan losses	(300)	-	(600)	-

Net interest income after recovery of loan losses	7,424	6,710	14,114	13,458

Noninterest income
Gains on sale of loans held for sale	1,299	2,310	3,203	4,084
Service charges, fees and commissions	658	637	1,250	1,191
Wealth management fees	961	-	1,976	-
Life insurance income	112	100	225	198
Other	4	2	11	10

Total noninterest income	3,034	3,049	6,665	5,483

Noninterest expenses
Salaries and employee benefits	4,533	4,076	8,522	7,808
Occupancy	432	405	903	833

Equipment	617	631	1,223	1,257
Supplies	122	116	264	234
Professional, data processing, and other outside expense	871	1,035	1,925	1,949
Marketing	247	238	439	511
Credit expense	259	284	521	560
Other real estate expenses, net	6	7	12	73
FDIC insurance expense	131	123	261	288
Amortization of intangibles	140	-	280	-
Other	234	322	890	613
Total noninterest expenses	7,592	7,237	15,240	14,126

Income before income taxes	2,866	2,522	5,539	4,815

Income tax expense	574	508	1,108	966

Net Income	$2,292	$2,014	$4,431	$3,849

Weighted average shares outstanding - basic and diluted (1)	4,740,657	4,748,356	4,740,657	4,757,480

Net income per common share - basic and diluted (1)	$0.48	$0.42	$0.93	$0.81

(1) Shares and per share amounts for all periods have been adjusted to reflect a 10% stock dividend declared in June 2021.

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending June 30, 2022	Three months ending June 30, 2021	Change	Year to date June 30, 2022	Year to date June 30, 2021	Change
Interest income	$7,598	$7,234	5.03%	$14,513	$14,599	-0.59%
Interest expense	474	524	-9.54%	999	1,141	-12.45%
Net interest income	7,124	6,710	6.17%	13,514	13,458	0.42%
Recovery of loan losses	(300)	-	-	(600)	-	-
Noninterest income	3,034	3,049	-0.49%	6,665	5,483	21.56%
Noninterest expense	7,592	7,237	4.91%	15,240	14,126	7.89%
Income taxes	574	508	12.99%	1,108	966	14.70%
Net income	2,292	2,014	13.80%	4,431	3,849	15.12%
Weighted average shares outstanding - basic (1)	4,740,657	4,748,356	(7,699)	4,740,657	4,757,480	(16,823)
Weighted average shares outstanding - diluted (1)	4,740,657	4,748,356	(7,699)	4,740,657	4,757,480	(16,823)
Basic net income per share (1)	$0.48	$0.42	$0.06	$0.93	$0.81	$0.12
Fully diluted net income per share (1)	$0.48	$0.42	$0.06	$0.93	$0.81	$0.12

(1) Shares and per share amounts for all periods have been adjusted to reflect a 10% stock dividend declared in June 2021.

Balance Sheet at period end:	June 30, 2022	Dec 31, 2021	Change	June 30, 2021	Dec 31, 2020	Change
Loans, net	$607,322	$576,469	5.35%	$595,172	$601,934	-1.12%
Loans held for sale	4,460	1,628	173.96%	6,253	7,102	-11.95%
Total securities	205,076	164,922	24.35%	134,627	93,856	43.44%
Total deposits	875,346	887,056	-1.32%	819,442	764,967	7.12%
Stockholders' equity	53,318	69,429	-23.21%	68,091	66,732	2.04%
Total assets	959,577	987,634	-2.66%	908,364	851,386	6.69%
Shares outstanding	4,740,657	4,740,657	-	4,741,560	4,339,436	402,124
Book value per share	$11.25	$14.65	$(3.40)	$14.36	$15.38	$(1.02)

Daily averages:	Three months ending June 30, 2022	Three months ending June 30, 2021	Change	Year to date June 30, 2022	Year to date June 30, 2021	Change
Loans	$596,775	$610,338	-2.22%	$592,702	$610,876	-2.98%
Loans held for sale	4,074	5,542	-26.49%	3,856	5,848	-34.06%
Total securities	232,697	116,214	100.23%	215,718	106,283	102.97%
Total deposits	924,094	829,187	-12.00%	900,192	808,861	-10.59%
Stockholders' equity	72,489	66,066	9.72%	71,600	65,434	9.42%
Interest earning assets	957,353	855,748	11.87%	932,943	836,285	11.56%
Interest bearing liabilities	753,863	671,812	12.21%	747,567	657,756	13.65%
Total assets	1,030,984	918,350	12.26%	1,006,321	897,917	12.07%

Financial Ratios:	Three months ending June 30, 2022	Three months ending June 30, 2021	Change	Year to date June 30, 2022	Year to date June 30, 2021	Change
Return on average assets	0.89%	0.88%	0.01	0.89%	0.86%	0.03
Return on average equity	12.68%	12.23%	0.45	12.48%	11.86%	0.62
Net interest margin	2.99%	3.15%	(0.16)	2.92%	3.25%	(0.33)
Efficiency ratio	74.74%	74.16%	0.58	75.52%	74.58%	0.94
Average equity to average assets	7.03%	7.19%	(0.16)	7.12%	7.29%	(0.17)

Allowance for loan losses:	Three months ending June 30, 2022	Three months ending June 30, 2021	Change	Year to date June 30, 2022	Year to date June 30, 2021	Change
Beginning balance	$6,870	$7,106	-3.32%	$6,915	$7,156	-3.37%
Recovery of loan losses	(300)	-	-	(600)	-	-
Charge-offs	(1)	-	-	(9)	(64)	-85.94%
Recoveries	47	106	-55.66%	310	120	158.33%
Ending balance	6,616	7,212	-8.26%	6,616	7,212	-8.26%

Nonperforming assets:	June 30, 2022	Dec 31, 2021	Change	June 30, 2021	Dec 31, 2020	Change
Total nonperforming loans	$855	$954	-10.38%	$1,985	$2,064	-3.83%
Other real estate owned	761	761	0.00%	761	1,105	-31.13%
Total nonperforming assets	1,616	1,715	-5.77%	2,746	3,169	-13.35%
Troubled debt restructurings - (performing portion)	432	372	16.13%	380	392	-3.06%

Asset quality ratios:	June 30, 2022	Dec 31, 2021	Change	June 30, 2021	Dec 31, 2020	Change
Nonperforming loans to total loans	0.14%	0.16%	(0.02)	0.33%	0.34%	(0.01)
Allowance for loan losses to total loans	1.08%	1.19%	(0.11)	1.20%	1.17%	0.02
Allowance for loan losses to nonperforming loans	773.80%	724.84%	48.96	363.32%	346.71%	16.62